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                                                                                                                       EXHIBIT 12

                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                            AND THE FIVE YEARS ENDED DECEMBER 31, 1996
                                               (Amounts in millions, except ratios)

                                                Nine Months Ended
                                                     September 30                                          Year Ended December 31
                                          -----------------------    ------------------------------------------------------------
                                               1997          1996         1996        1995         1994         1993         1992
--------------------------------------    ---------     ---------    ---------   ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     500     $     525    $     672   $     478    $     (46)   $      80    $     131
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Add:
  Provision for taxes on
    income (other than foreign oil
    and gas taxes)                              205           169          212         244           50          204          114
  Interest and debt expense(b)                  335           384          494         592          594          601          666
  Portion of lease rentals
    representative of the interest
    factor                                       34            32           43          48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            7
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
                                                574           585          749         884          699          858          843
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $   1,074     $   1,110    $   1,421   $   1,362    $     653    $     938    $     974
                                          =========     =========    =========   =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     347     $     391    $     506   $     602    $     599    $     612    $     685
  Portion of lease rentals
    representative of the interest
    factor                                       34            32           43          48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            7
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
  Total fixed charges                     $     381     $     423    $     549   $     650    $     654    $     665    $     748
                                          =========     =========    =========   =========    =========    =========    =========
Ratio of earnings to fixed charges             2.82          2.62         2.59        2.10          n/a(d)      1.41         1.30
-------------------------------------     =========     =========    =========   =========    =========    =========    =========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-
    50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c) Adjusted to a pretax basis.
(d) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $1 million.
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